Exhibit 5

Deneen Donnley
Senior Vice President and General Counsel

Admitted in CT, DE and Washington, DC
Registered in-house counsel in NY

April 1, 2022

Consolidated Edison, Inc.

4 Irving Place

New York, New York 10003

Re: Securities Being Registered Under the Securities Act of 1933

I am the Senior Vice President and General Counsel of Consolidated Edison, Inc. (“Con Edison”). I and other members of the Law Department of Consolidated Edison Company of New York, Inc., the principal subsidiary of Con Edison, have represented Con Edison in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering unsecured debt securities and Common Shares ($.10 par value) of Con Edison (the “Securities”) for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Registration Statement”).

We have examined such documents as we have deemed necessary for the purpose of this opinion, including (a) the Restated Certificate of Incorporation and the By-Laws of Con Edison; (b) the Indenture and First Supplemental Indenture (referred to herein collectively as the “Indenture”), included as Exhibits 4.1 and 4.2, respectively, to the Registration Statement; and (c) minutes of meetings of the Board of Directors of Con Edison.

It is my opinion that the Securities, if issued as debt securities, will become the legal, valid and binding obligations of Con Edison in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, if issued as Common Shares ($.10 par value), will be legally issued, fully paid and non-assessable, upon:

1. the due authorization of the Securities and the execution and delivery of the Securities by Con Edison;

2. if the Securities are debt securities, the due authentication and delivery of the Securities in accordance with the Indenture; and

3. the receipt by Con Edison of payment for the Securities at the price (which, in the case of Common Shares ($.10 par value), shall not be less than par value) and in accordance with the terms set forth in the Registration Statement, which will have become and remain effective, and the supplement or supplements to the prospectus constituting a part thereof.

I do not express any opinion herein concerning any law other than the law of the State of New York and the federal laws of the United States.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

/s/ Deneen Donnley

Consolidated Edison, Inc.

4 Irving Place    New York NY 10003    212 460 1315    donnleyd@coned.com